Exhibit 10.2
EXPENSE AND INDEMNITY AGREEMENT
     This Expense and Indemnity Agreement (this “Agreement”) is entered into as of                     , 2007, by and between Principal Life Insurance Company, an Iowa life insurance company (“Principal Life”), and Citibank, N.A., as indenture trustee, registrar, transfer agent, paying agent and calculation agent (“Citibank”).
     WHEREAS, in consideration of Citibank providing services to each Trust created in connection with the Program and pursuant to the Program Documents under which Citibank will have certain duties and obligations, Principal Life hereby agrees to the following compensation arrangements and terms of indemnity.
     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party hereby agrees as follows:
ARTICLE I
DEFINITIONS
     Section 1.01. Definitions. All capitalized terms not otherwise defined herein will have the meanings set forth in the Standard Indenture Terms attached as Exhibit 4.1 to Registration Statement on Form S-3 (File Nos. 332-                     and 332-                    ) filed with the Securities and Exchange Commission by Principal Life and Principal Financial Group, Inc. on                     , 2007, as may be amended. The following terms, as used herein, have the following meanings:
     “Excluded Amounts” means (i) any obligation of any Trust to make any payment to any Holder in accordance with the terms of the applicable Indenture or such Trust’s Notes, (ii) any obligation or expense of any Trust to the extent that such obligation or expense has actually been paid utilizing funds available to such Trust from payments under the applicable Funding Agreement or the Guarantee, (iii) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever resulting from or relating to any insurance regulatory or other governmental authority asserting that: (a) any Trust’s Notes are, or are deemed to be, (1) participations in the applicable Funding Agreement or (2) contracts of insurance, or (b) the offer, purchase, sale and/or transfer of any Trust’s Notes and/or the pledge and collateral assignment of the applicable Funding Agreement by any Trust to Citibank on behalf of the Holders of such Trust’s Notes (1) constitutes the conduct of the business of insurance or reinsurance in any jurisdiction or (2) requires such Trust or any Holder of such Trust’s Notes to be licensed as an insurer, insurance agent or broker in any jurisdiction, (iv) any cost, loss, damage, claim, action, suit, expense, disbursement, tax, penalty or liability of any kind or nature whatsoever imposed on Citibank that results from the bad faith, willful misconduct or negligence of Citibank, (v) any costs and expenses attributable solely to Citibank’s administrative overhead unrelated to the Program, (vi) any tax imposed on fees paid to Citibank, (vii) any withholding taxes imposed on or with respect of payments made under the applicable Funding Agreement, the applicable Indenture or a Trust’s Note and (viii) any Additional Amounts paid to any Holder.

     “Fees” means the fees agreed to between Principal Life and Citibank as set forth in the fee schedule attached as Exhibit A to this Agreement.
     “Obligation” means any and all (i) costs and expenses reasonably incurred (including the reasonable fees and expenses of counsel), relating to the offering, sale and issuance of the Notes by each Trust under the Program and (ii) costs, expenses and taxes of each Trust; provided, however, that Obligations do not include Excluded Amounts.
ARTICLE II
SERVICES AND FEES
     Section 2.01 Fees. Principal Life hereby agrees to pay Citibank its Fees. Such Fees may be subject to amendment upon the written agreement of Principal Life and Citibank in the event of a substantive change in the nature of Citibank’s duties under the Program, as agreed to by Citibank and Principal Life.
     Section 2.02 Payment of Obligations. (a) In the event that Citibank delivers written notice and evidence, reasonably satisfactory to Principal Life, of any Obligation of Citibank, Principal Life shall, upon receipt of such notice, promptly pay such Obligation. Notice of any Obligation (including any invoices) should be sent to Principal Life at its address set forth in Section 4.04, or at such other address as such party shall hereafter furnish in writing.
     (b) At the written request and expense of Principal Life, Citibank will (i) from time to time execute all such instruments and other agreements and take all such other actions as may be reasonably necessary or desirable, or that Principal Life may otherwise reasonably request in writing, to protect any interest of Principal Life with respect to any Obligation or to enable Principal Life to exercise or enforce any right, interest or remedy it may have with respect to any such Obligation, and (ii) release to Principal Life any amount received from Principal Life relating to any Obligation or any portion of any Obligation, promptly after any such amount relating to such Obligation, or any portion of any such Obligation, is otherwise received by Citibank from a party other than Principal Life.
     (c) Principal Life and Citibank hereby agree that all payments due under this Agreement in respect of any Obligation shall be effected, and any responsibility of Principal Life to pay such Obligation pursuant to this Agreement shall be discharged, by the payment by Principal Life to the account of the person to whom such Obligation is owed.
ARTICLE III
INDEMNIFICATION
     Section 3.01 Subject to the remaining sections of this Article III, Principal Life covenants to fully indemnify and defend Citibank or any predecessor Indenture Trustee and their executive officers, directors and agents (each, an “Indemnified Person”) for, and to hold it harmless against, any and all loss, liability, claim, damage or reasonable expense (including the reasonable compensation, expenses and disbursements of its counsel) arising out of the acceptance by Citibank, in its capacity as Indenture Trustee or as an Agent, of administration of the applicable Indenture or any Trust and/or the performance of its duties and/or the exercise of its respective rights under the applicable Indenture, including the costs and expenses of defending itself against or investigating any claim of liability in the premises, except to the extent such loss, liability, claim, damage or expense arises out of or is related to the bad faith, willful misconduct or negligence of Citibank. Notwithstanding anything to the contrary, Principal Life shall have no obligation to indemnify or defend Citibank for any loss, liability, claim, damage or expense relating to (i) any costs and expenses attributable solely to Citibank’s administrative overhead unrelated to the Program or (ii) any tax imposed on the Fees paid to Citibank.
     Section 3.02 Except as otherwise set forth in Section 6.07 of the Indenture, an Indemnified Person shall give prompt written notice to Principal Life of any action, suit or proceeding commenced or threatened against the Indemnified Person. Failure by an Indemnified Person to so notify Principal Life shall not relieve Principal Life of its obligations hereunder. In case any such action, suit or proceeding shall be brought involving an Indemnified Person, Principal Life may, in its sole discretion, elect to assume the defense of the Indemnified Person, and if it so elects, Principal Life shall, in consultation with such Indemnified Person, select counsel, reasonably acceptable to the Indemnified Person, to represent the Indemnified Person and pay the reasonable fees and expenses of such counsel. In any such action, investigation or proceeding, the Indemnified Person shall have the right to retain its own counsel but Principal Life shall not be obligated to pay the fees and disbursements of such counsel unless (i) Principal Life and the Indemnified Person shall have mutually agreed in writing to the retention of such counsel, (ii) the named parties to any such action, investigation or proceeding (including any impleaded parties) include both Principal Life and the Indemnified Person and the Indemnified Person shall have reasonably and in good faith concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (iii) Principal Life fails, within ten (10) days prior to the date the first response or appearance is required to be made in any such proceeding, to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Person. It is understood that Principal Life shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons.
     Section 3.03 Solely to the extent, if any, that the indemnification provided for herein is finally determined by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, in accordance with its terms, then Principal Life shall contribute to the amount paid or payable by an Indemnified Person as a result of such invalidity or unenforceability in such proportion as is appropriate to reflect the relative benefits received by Principal Life, on one hand, and Citibank on the other hand, from the transactions contemplated by the Program Documents. For this purpose, the benefits received by Principal Life shall be the aggregate value of the relevant Collateral, and the benefits received by Citibank shall be the Fees it has been paid up to that point, less costs and unreimbursed expenses incurred by it, as Indenture Trustee, in relation to such Collateral. If, however, the allocation provided by the immediately preceding two sentences is not permitted by applicable law, then Principal Life shall contribute to such amount paid or payable by the Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Principal Life, on the one hand, and Citibank (but solely to the extent such fault results from or is attributable to Citibank’s bad faith, willful misconduct or negligence) on the other hand, in connection with the actions or omissions which resulted in such liability.
     Section 3.04 Principal Life shall be subrogated to any right of the Indemnified Person in respect of the matter as to which and to the extent that any indemnity was paid hereunder.
     Section 3.05 The Indemnified Person may not settle any action, investigation or proceeding without the consent of Principal Life, not to be unreasonably withheld.
     Section 3.06 Notwithstanding any provision contained herein to the contrary, the obligations of Principal Life under this Article III to any Indemnified Person shall survive the termination of this Agreement pursuant to Section 4.03.
ARTICLE IV
MISCELLANEOUS
     Section 4.01 No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.
     Section 4.02 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.
     Section 4.03 This Agreement shall terminate and be of no further force and effect upon the date on which (i) there is no Obligation due and payable under this Agreement and (ii) each Program Document has terminated; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time Citibank must restore payment of any sums paid under any Obligation or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.
     Section 4.04 All notices, demands, instructions and other communications required or permitted to be given to or made upon either party hereto shall be in writing (including by facsimile transmission) and shall be hand delivered or sent by guaranteed overnight delivery or by facsimile transmission (to be followed by hand or guaranteed overnight delivery) and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties thereto at their respective addresses (or their respective facsimile numbers) indicated below:
To Citibank:
Citibank, N.A.
Citibank Agency and Trust
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention: Jennifer H. McCourt
Telephone: (212) 816-5680

Facsimile: (212) 657-5527
To Principal Life:
Principal Life Insurance Company
711 High Street
Des Moines, IA 50392
Attention: General Counsel
Telephone: (515) 247-5111
Facsimile: (515) 248-3011
Principal Life Insurance Company
711 High Street
Des Moines, IA 50392
Attention: Jim Fifield
Telephone: (515) 248-9196
Facsimile: (866) 496-6527
     Section 4.05 On or before March ___of each calendar year, Citibank shall provide to Principal Life, as exhibits to each Trust’s Annual Report on Form 10-K, for the period ending December 31 of the prior year, (each a “10-K”) filed on behalf of each such Trust by Principal Life under the Securities Exchange Act of 1934, as amended, (i) a report regarding its assessment of compliance (the “Assessment of Compliance”) with all servicing criteria set forth in Item 1122(d) of Regulation AB (17 CFR 229.1100-1123 (“Regulation AB”) except the following servicing criteria: 1122(d)(l)(ii), 1122(d)(l)(iii), 1122(d)(l)(iv), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(4)(i) through 1122(d)(4)(xv) (the “Applicable Servicing Criteria”), complying with Item 1122(a) of Regulation AB, (ii) at Principal Life’s expense, an attestation report issued by a registered public accounting firm (the “Attestation Report”) on Citibank’s assessment of compliance with the Applicable Servicing Criteria, complying with Item 1122(b) of Regulation AB and (iii) a compliance statement (the “Compliance Certificate”), prepared by Citibank and signed by an authorized officer to the effect that (a) a review of Citibank’s activities as paying agent, indenture trustee and registrar for the period ending December 31 of the prior year and its performance under the relevant Indentures has been made under such officer’s supervision and (b) to the best of such officer’s knowledge, based on such review, Citibank has fulfilled all of its obligations under the relevant Indentures in all material respects throughout the reporting period or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof, complying with Item 1123 of Regulation AB. Principal Life shall cause the Assessment of Compliance, the Attestation Report and the Compliance Certificate to be filed as exhibits to each Trust’s 10-K.
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     IN WITNESS WHEREOF, the parties have executed this Expense and Indemnity Agreement by their duly authorized officers as of the date hereof.

PRINCIPAL LIFE INSURANCE COMPANY

By:

Name:
Title:

CITIBANK, N.A.

By:

Name:
Title:

EXHIBIT A
FEES